KPMG LLP	Telephone	(604) 691-3000
Chartered Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Endeavour Silver Corp.

We consent to the use of our reports dated March 6, 2009, with respect to the consolidated balance sheets of Endeavour Silver Corp. (“the Company”) as at December 31, 2008 and 2007, and the consolidated statements of operations and comprehensive income, shareholders’ equity and deficit and cash flows for each of the years in the three-year period ended December 31, 2008 and effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus on Form F-3. Our auditors’ report on the consolidated financial statements includes additional Comments by Auditors for US Readers on Canada-US Reporting Differences which refers to a change in accounting principles.

KPMG LLP (signed)

Chartered Accountants

Vancouver, Canada
March 31, 2009

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.